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                                                                      EXHIBIT 11

                  COMPUTATION OF PER SHARE EARNINGS


                                    FISCAL YEAR ENDED

                      February 28,      February 29,      February 28,
                             1997              1996              1995

Primary Earnings Per Share:

  Average number
   shares outstanding  49,360,120        48,559,901        48,458,905
  Net effect of stock
   options                786,119         1,043,736         1,494,894
  Average number of
   shares as adjusted  50,146,239        49,603,637        49,953,799

  Net earnings        $40,185,000       $41,504,000       $66,813,000
  Per share amount          $0.80             $0.84             $1.34


Fully Diluted Earnings Per Share:

  Average number of
   shares outstanding  49,360,120        48,559,901        48,458,905
  Net effect of stock
   options                796,990         1,084,671         1,494,894
  Average number of
   shares as adjusted  50,157,110        49,644,572        49,953,799

  Net earnings        $40,185,000       $41,504,000       $66,813,000
  Per share amount          $0.80             $0.84             $1.34


Earnings Per Common Share

Earnings per common share is computed by dividing net income by the weighted number of shares of common stock and common stock equivalents outstanding during each period. The Company has issued stock options, which are the Company's only common stock equivalents, at exercise prices ranging currently from $5.52 to $35.06.

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